UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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Dynamics Research Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 24, 2007

To the Shareholders:

The Annual Meeting of the shareholders of Dynamics Research Corporation will be held at 2:00 p.m. on May 24, 2007 at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110, for the following purposes:

1.	To elect three Class II Directors to hold office until the 2010 Annual Meeting of shareholders.

2.	To consider and act upon such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on March 30, 2007 will be entitled to receive notice of and to vote at the meeting.

By order of the Board of Directors,

Richard A. Covel
Secretary

April 27, 2007

IMPORTANT

All shareholders are urged to complete and mail the enclosed proxy promptly whether or not you plan to attend the meeting in person. The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Shareholders attending the meeting may revoke their proxies and personally vote on all matters that are considered. It is important that your shares be voted.

DYNAMICS RESEARCH CORPORATION
60 Frontage Road
Andover, Massachusetts 01810

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD May 24, 2007

GENERAL

The accompanying proxy is solicited by the Board of Directors of Dynamics Research Corporation (the “Company”) to be voted at the 2007 Annual Meeting of Shareholders to be held on May 24, 2007.

Shares represented by proxies in the accompanying form, if properly executed and returned and not revoked, will be voted at the Annual Meeting. To be voted, proxies must be filed with the Secretary prior to voting. The authority granted by an executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Proxies will be voted as specified by the shareholders. If no specification is made, the proxy will be voted for the election of three Class II Directors to hold office until the 2010 Annual Meeting of Shareholders.

Shareholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the Annual Meeting. There were 9,380,687 shares of common stock, $0.10 par value per share, outstanding as of that date, each entitled to one vote.

This proxy statement and the enclosed proxy are being mailed to shareholders on or about the date of the Notice of Annual Meeting.

The cost of solicitation of proxies will be borne by the Company. Employees of the Company may also solicit proxies by mail, telephone or personal interview.

QUORUM REQUIREMENT

Consistent with state law and under the Company’s by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting.

If a quorum is present, the affirmative vote of the holders of a plurality of the votes properly cast for the election of directors at the Annual Meeting is required to elect the three nominees for election as Class II Directors at the Annual Meeting.

The election inspectors will count shares represented by proxies that withhold authority to vote for either proposal or that reflect abstentions and “broker non-votes” (i.e., shares held by brokers or nominees as to which

(i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) only as shares that are present and entitled to vote on the proposal for purposes of determining a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Selection Process

The Company maintains a standing Nominating and Governance Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board of Director (“Board”) members and recommending director nominees to the Board. This Committee periodically reviews the size and composition of the Board and determines whether it is necessary to add or replace directors. Nominees for director are selected based on the criteria set forth in the Nominating and Governance Committee section under “Board of Directors and Committees” within this section.

Nominees for Directorship

The Board is comprised of seven members and is classified into three classes, as nearly equal in number as possible, having staggered terms of three years each with the term of office of one class expiring each year. The enclosed proxy will be voted to elect three Class II Directors for a term of three-years expiring at the 2010 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. If a nominee should become unavailable, proxies will be voted for a substitute nominee designated by the Board, unless instructions are given to the contrary. The Board has no reason to expect that the nominees will become unavailable to serve.

The following table sets forth for each nominee and each director whose term continues after the meeting his age, a brief description of his principal occupation and business experience during the last 5 years, certain other directorships held and how long he has been a director of the Company. Except for Mr. Regan and Mr. Anderegg, none of the nominees or directors is employed by the Company.

The Board recommends a vote “FOR” the election of all nominees as Class II Directors.

Name, Principal Occupation, Certain Other Directorships and Age	Director Since

Continuing as Class I Directors — Terms Expiring in 2009
General George T. Babbitt, Jr. (U.S.A.F., retired), 64, has been Managing Director of Aerospace and Defense at BearingPoint, Inc. since 2000. He served in the United States Air Force from 1965 to 2000, most recently as commander of the Air Force Material Command at Wright-Patterson Air Force Base, Ohio	2004
Lieutenant General Charles P. McCausland (U.S.A.F., retired), 71, has been retired from the United States Air Force since 1992. He served in the United States Air Force from 1957 to 1992, most recently as Director of the Defense Logistics Agency. Lt. General McCausland is a member of the advisory board of the H.H. Franklin Center for Supply Chain Management, Syracuse University. He is a director and past president of the Ontario County Chapter of the Association for Retarded Children, which is an affiliate of NYSARC Inc., and a trustee of the Finger Lakes Community College, both located in Canandaigua, New York. He is also a director of the Keuka Lake Association, Hammondsport, New York
2003

Name, Principal Occupation, Certain Other Directorships and Age	Director Since

Nominees as Class II Directors — Terms Expiring in 2010
Francis J. Aguilar, 74, is Professor of Business Administration, Emeritus, Harvard University Graduate School of Business Administration, and since 1995, Executive Director of Management Education Alliance, a non-profit organization dedicated to improving business education for Afro-American and Hispanic Americans. Dr. Aguilar was a director and chairman of the Human Resources and Compensation Committee of Bowater, Inc. until his retirement in June 2005 and he is a trustee of Bentley College	1987
John S. Anderegg, Jr., 83, has been Chairman, Emeritus of the Company since April 2001. Mr. Anderegg served as Chairman of the Company from 1988 until April 2001	1955
Nickolas Stavropoulos, 49, has been Executive Vice President of KeySpan Corporation since 2002 and President of KeySpan Energy Delivery since 2004. He was previously President of KeySpan Energy New England since 2002 and Senior Vice President of sales and marketing since 2000. Mr. Stavropoulos was a director of Colonial Gas Company and currently serves on the board for Enterprise Bank and Trust Company	2005
Continuing as Class III Directors — Terms Expiring in 2008
Kenneth F. Kames, 72, has been retired from The Gillette Company since 1999. He was employed with The Gillette Company from 1968 to 1999, most recently as Vice President of New Business Development. Mr. Kames was a director of LAU Defense Systems, LLC until October 2003 and of Boston Rheology, LLC until November 2003	1997
James P. Regan, 66, has been Chief Executive Officer of the Company since November 1999 and Chairman since April 2001. Mr. Regan was President and Chief Executive Officer of CVSI, Inc., an international information technology solutions and services company, from 1997 to October 1999, and senior vice president of Litton PRC, from 1992 to 1996. Mr. Regan also serves as a director for the Massachusetts High Tech Council, Massachusetts Defense Tech Initiative and Oyster Creek Preservation, Inc. and is a trustee at Merrimack College	1999

Board of Directors and Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board held five regularly scheduled meetings during 2006. In 2006, each of the directors attended 100% of the total number of meetings of the Board.

Audit Committee.  The Audit Committee, comprised solely of independent directors, is responsible for the oversight of our accounting and financial reporting processes and the audits of our financial statements. In discharging its duties, the Audit Committee reviews with the independent registered public accounting firm and management the financial statements and reports issued by the Company, reviews the Company’s internal accounting procedures, controls and programs, reviews any transactions that involve a potential conflict of interest, reviews the scope of independent audit coverage and the fees charged by the independent accountants and reviews the independence of such accountants from our management and Company. The Audit Committee also is responsible for selecting and engaging the Company’s independent registered public accounting firm. The Audit Committee operates under a written charter, which was initially adopted by the Board on April 25, 2000 and amended by the Board most recently on July 28, 2004. A copy of the Audit Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The Company’s Audit Committee consists of three members: Mr. Kames, Chairman, Lt. General McCausland and Mr. Stavropoulos. The Audit Committee held eight meetings during 2006 in which Mr. Kames and Lt. General McCausland each attended 100% of the meetings and

Mr. Stavropoulos attended 75% of the meetings. The Board has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve on the Committee. The Board has also designated Mr. Kames and Mr. Stavropoulos as the “audit committee financial experts,” as defined under Item 407(d)(5) of Regulation S-K, adopted in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee.  The Compensation Committee is responsible for determining the compensation for the Chief Executive Officer (“CEO”) and the Company’s other executive officers and for administering the Company’s various stock option and other incentive plans and determining distributions and granting awards under such plans at the executive level. The CEO determines distributions and grants awards under such plans at the non-executive level. The Compensation Committee operates under a written charter, which was initially adopted by the Board on December 10, 2002 and amended on December 10, 2003. A copy of the Compensation Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The current members of the Compensation Committee are Dr. Aguilar, Chairman, General Babbitt and Mr. Stavropoulos, all of whom satisfy the independence requirements of the current listing standards of the Nasdaq Global Market. The Compensation Committee held three meetings during 2006 in which all committee members attended 100% of the meetings.

Nominating and Governance Committee.  The Nominating and Governance Committee recommends to the Board nominees for the Board as well as for the Board committees, reports annually to the Board on succession planning, leads the Board in its annual review of the Board’s performance and recommends to the Board on an ongoing basis the corporate governance guidelines applicable to the Company. The Nominating and Governance Committee was appointed by the Board and held one meeting in 2006 which all committee members attended. The Board discussed governance matters at each of its five meetings in 2006. The Nominating and Governance Committee operates under a written charter, which was initially adopted by the Board on December 10, 2002 and amended on December 10, 2003. A copy of the Nominating and Governance Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The current members of the Nominating and Governance Committee are Dr. Aguilar, Chairman, Lt. General McCausland and General Babbitt, all of whom satisfy the independence requirements of the current listing standards of the Nasdaq Global Market.

The Nominating and Governance Committee considers and evaluates equally candidates proposed by shareholders, non-management directors, the CEO, other executive officers, third-party search firms or other sources and conducts appropriate inquiries into the backgrounds and qualifications of such candidates. Although the Nominating and Governance Committee currently identifies candidates primarily through networking, third-party search firms would be used if considered necessary. Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names and backgrounds of the proposed candidates to Dr. Aguilar, Chairman of the Nominating and Governance Committee, in care of Richard A. Covel, Dynamics Research Corporation, 60 Frontage Road, Andover, Massachusetts 01810-5498. The Nominating and Governance Committee shall consider such recommendations only if appropriate biographical information and background material is provided.

To be recommended by the Nominating and Governance Committee for a position on the Company’s Board, a candidate must, at a minimum, have high standards of personal and professional ethics, integrity and values; substantial experience at the policy making level in business, government, or education; expertise that is complementary to the experience of other Board members; a willingness and ability to devote the required amount of time to fulfill diligently the duties and responsibilities of Board membership; and a desire to represent the balanced best interests of the shareholders as a whole. In addition, the Nominating and Governance Committee believes that one or more of the Company’s directors should have expertise or experience as a military officer or a senior civil service executive; as a senior corporate manager or operating officer; and as a public company financial or accounting officer.

Corporate Governance

The Board has determined that a majority of the Company’s directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the Nasdaq Global Market. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest.

The following directors have been determined by the Board to be independent after applying the guidelines set forth above: Dr. Aguilar, General Babbitt, Mr. Kames, Lt. General McCausland, and Mr. Stavropoulos. Each member of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Shareholder Communications

Shareholders of the Company may communicate in writing directly with the Board by submitting to Richard A. Covel, Dynamics Research Corporation, 60 Frontage Road, Andover, Massachusetts 01810, any such communications. Mr. Covel is primarily responsible for monitoring the communications and providing summaries or copies of such communications to the full Board as he deems appropriate. In general, communications relating to corporate governance and long-term corporate strategy will be submitted to the full Board, and communications relating to ordinary business affairs, personal grievances and the like may be dealt with by Mr. Covel.

Director Compensation

The table below provides information concerning the compensation of the directors for our most recently completed fiscal year. Except as noted below, all of our directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee. In accordance with Securities and Exchange Commission (“SEC”) regulations, grants of restricted stock are valued at the grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“SFAS 123(R)”). We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). We include in the table below the ratable portion of grants made both in 2006 and in prior years to the extent the vesting period for those grants fell in such year.

Each non-employee director received an annual retainer of $27,500 in 2006. The Chairman of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee also received an additional retainer of $10,000, $5,000 and $2,500, respectively. In addition, directors are paid a fee of $1,500 for each day the full Board meets in excess of each year’s five regularly scheduled meetings. Non-employee directors serving on the Board in May 2006 also received a grant of 2,400 restricted stock awards, which vest in equal installments over a three-year period from the grant anniversary date. Our non-employee directors do not participate in our non-equity incentive compensation plans or retirement plans.

Non-employee directors may elect to defer all or a portion of their fees payable to them under the Company’s Deferred Compensation Plan for Non-Employee Directors. Participants may also elect to receive their deferred balance in the form of cash or restricted stock after they cease to be a director. Amounts deferred are maintained in a separate account and for participants who elect a cash payment, interest is credited to such account quarterly at the lowest rate at which the Company borrowed money during each quarter or, if there was no such borrowing, at the prime rate. The balance in a participant’s account is payable in a lump sum or in installments when the participant ceases to be a director.

Dr. Aguilar and General Babbitt have each elected to defer all of their compensation for 2006, and both of them have elected to receive their deferred compensation in the form of stock. General Babbitt elected to have the deferred amounts distributed in five annual installments after he ceases to be a director of the Company. Dr. Aguilar elected to have the deferred amounts distributed in a single payment after he ceases to be a director of the Company.

2006 Director Compensation

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name of Director	($)(2)	($)(3)	($)(4)	($)	($)	($)	($)

Francis J. Aguilar	$35,000	$32,806	$—	$—	$—	$—	$67,806
John S. Anderegg, Jr.(1)	$—	$—	$—	$—	$—	$114,498	$114,498
General George T. Babbitt Jr.	$27,500	$19,214	$17,748	$—	$—	$—	$64,462
Kenneth F. Kames	$37,500	$32,806	$—	$—	$—	$—	$70,306
Lieutenant General Charles P. McCausland	$27,500	$32,806	$4,952	$—	$—	$—	$65,258
Nickolas Stavropoulos	$27,500	$19,214	$—	$—	$—	$—	$46,714

(1)	Mr. Anderegg is an employee of the Company and therefore does not receive any fees related to his directorship on the Board. All other compensation for Mr. Anderegg consists of a base salary of $97,500, 401(k) contributions of $4,388 and executive medical and dental insurance premiums of $12,610. Mr. Anderegg is a participant in the Company’s Defined Benefit Pension Plan however his value decreased by $33,456 during 2006. This decrease was due to benefit payments of $58,067 made to him during 2006, offset by an actuarial increase of $24,611 in the present value under the pension plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements, with retirement age assumed to be normal age as defined in the applicable plan.

(2)	Amounts relate to fees earned and paid to Mr. Kames, Lt. General McCausland and Mr. Stavropoulos and amounts earned by Mr. Aguilar and General Babbitt but deferred and payable in the form of stock after they cease to become directors of the Company.

(3)	Amounts relate to ratable portion of the value of grants made in 2006 and prior years, calculated in accordance with SFAS 123(R), to the extent the vesting period fell in 2006. Please refer to footnote 11 to our financial statements for a discussion related to the calculation of such value.

As of December 31, 2006, the aggregate number of unvested restricted stock awards held by each director was as follows: Dr. Aguilar, 4,800 shares; Mr. Anderegg, 0 shares; General Babbitt, 4,000 shares; Mr. Kames, 4,800 shares; Lt. General McCausland, 4,800 shares; Mr. Stavropoulos, 4,000 shares.

(4)	For General Babbitt this amount represents that portion of a grant made in 2004 that vested during 2006. For Lt. General McCausland this amount represents that portion of a grant made in 2003 that vested during 2006.

As of December 31, 2006, the aggregate number of exercisable options held by each director was as follows: Dr. Aguilar, 16,414 options; Mr. Anderegg, 0 options; General Babbitt, 3,333 options; Mr. Kames, 24,200 options; Lt. General McCausland, 5,000 options; Mr. Stavropoulos, 0 options. General Babbitt had 1,667 options that were unvested as of December 31, 2006. These options will vest on October 27, 2007.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to Dynamics Research Corporation and our subsidiaries.

Executive Officers

Executive officers are elected by the Board and will hold office until the next annual election of officers and their successors are elected and qualified, or until their earlier resignation or removal by the Board. Executive officers and their principal positions currently held with us are provided in the “Summary Compensation Table.” Please refer to our Annual Report on Form 10-K (“Form 10-K”) under Item 4, “Submission of Matters to a Vote of Security Holders” for a listing of all positions and offices held by each executive officer during the past five years.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We provide a total compensation package that supports the accomplishment of our objectives and of our customers by supporting the following goals:

•	attraction of a high quality workforce

•	retention of that workforce over time

•	motivation of that workforce to achieve high levels of performance

The underlying foundation of our compensation system is to pay for performance, at all levels, i.e., individual, business segment, and corporate-wide. Our programs are designed to align incentives with the most appropriate segments of the business that the executive’s performance can impact. In addition, the compensation system encourages and supports the professional and technological skills development and career growth of employees while balancing the individual’s goals and our goals.

Compensation Objectives

1. Our total compensation systems and programs reinforce and support our values and culture related to dedication, respect and continuous improvement.

2. Consistent with a pay-for-performance orientation, we ensure effective differentiation of pay, rewards, and recognition based on demonstrated performance and overall contribution to the success of our business.

•	Performance evaluation at all levels considers BOTH the results achieved (i.e., what was accomplished) as well as the methods and behaviors used to achieve the results (i.e., how they were achieved). This second segment evaluates the extent to which the results were achieved using methods, values, and team building behaviors that are consistent with our culture and values.

•	We maintain a disciplined approach to performance measurement that is applied to the lowest level position up through the highest level executive.

•	Each year we accomplish our goal of having all employees including highest level managers receive an annual performance review. This review is used along with other factors to make compensation decisions for each employee.

3. All elements of our direct compensation system (i.e., base salary, short-term variable, and long-term variable and the policies and practices supporting the programs) are targeted at median competitive market levels for appropriate industry competitor groups for which we compete for our workforce.

•	Through the use of both short-term and long-term variable compensation alternatives, we will deliver upper quartile total compensation levels if superior Company and individual performance are exhibited. All variable compensation programs for executive management positions have established threshold levels of performance and payout schedules governing the level of payouts for different levels of performance against goals.

•	While on an overall basis, base salaries and total compensation levels are generally targeted at competitive or median market rates, the actual rates for individuals may vary in relation to these rates based on the particular skill sets of an individual, the strategic/critical nature of a position to our business, and business affordability.

•	Variable pay, where applicable, will fluctuate based on quantitative assessments of corporate, business unit, and individual performance and will encourage employees to act as stakeholders in achieving key business results.

4. We offer a diversified array of benefits, covering health and welfare and retirement savings programs, which matches competitive practice for our industry.

5. We provide ongoing training of supervisors in the best practices and techniques for measuring and evaluating performance. Managers will be held accountable for effective performance management, employee development, and the creation of a rewarding work environment.

6. We use a job evaluation system that appropriately balances internal ranking and external competitiveness, is simple to administer, and is easy to understand.

7. We continuously define, acknowledge and reward an individual’s acquisition of the professional and technical skills that are important to our success.

8. We are committed to openly communicating with all employees about our total compensation strategy, systems, and programs, and make a wide array of information available through our intranet site, ongoing training programs, and focused training used each year to deliver programs.

It is a strong cultural norm of ours that the same compensation philosophy, policies, and practices are applied to all. While there are differences in programs for different employee groups, the differences are only created where competitive differences exist externally, and are required to be sure that the competitiveness of programs are maintained at all levels.

Purpose & Strategic Fit of Executive Compensation Programs

The following table provides a summary of the primary purpose and strategic fit of each of the programs available to our executives. These purposes are key considerations for any changes being proposed to programs or in the consideration of adding additional programs.

	Attraction of		Motivating	Motivation	Motivating
Program	New	Retention of	Individual	Group/Unit	Corporate
Element	Executives	Executives	Performance	Performance	Performance

Base Salary	✓	✓	✓	✓
Annual Cash Incentive Award (Executive Incentive Plan)	✓	✓	✓	✓	✓
2001 Executive Long-Term Incentive Plan		✓	✓	✓	✓
Long-Term Incentive Plan (2007 and Future Periods)	✓	✓	✓	✓	✓
Restricted Stock Awards (2000 Incentive Plan)	✓	✓	✓	✓	✓
Defined Benefit Pension Plan		✓
Senior Management Deferred Compensation Plan	✓	✓
Employment Contracts and Change of Control Agreements	✓	✓
Perquisites and Other Benefits	✓	✓

Base Salary

We provide an ongoing base salary with consideration for annual salary increases based on performance of the executive over the past year. A competitive analysis of base salaries and total cash compensation payouts is developed using published cross-industry surveys for companies comparable in size to the Company.

A performance evaluation is completed for each named executive by the Chairman and CEO, and recommendations are developed based on that review and presented to the Compensation Committee for review and consideration for approval. Final recommendations are then presented to the Board for review and consideration for approval. These recommendations are subject to approval by the Board. The salary increases granted in February 2006 for the named executive officers averaged 4.5%.

Annual Cash Incentive Award (Executive Incentive Plan)

This annual award plan design is typical of annual award plans used throughout the industry, and is designed to provide an annual incentive to maximize performance over the current fiscal year. Each year the Board approves a target award percentage for each executive based on competitive analysis as mentioned above. This award target is communicated to the executive along with the agreed upon goals for the year that are used to generate payout. For 2006, the goals used were Revenue Growth (40% of total), Net Performance Income (40% of total) and Days Sales Outstanding (20% of total). For functional executives, an additional goal was used that focused on management of individual financial budget performance for each functional executive.

As part of the same process mentioned above for determining salary increases, the Chairman and CEO makes recommendations to the Compensation Committee each year for payout of individual awards based on our performance and that of each individual named executive. Upon approval by the Compensation Committee, these recommendations are then presented to the Board for review and consideration for approval. The Compensation Committee and the Board also have the responsibility for reviewing and approving any adjustments to goals or exceptions to the plan that may be recommended by the Chairman and CEO to respond to competitive or key executive retention issues. No awards were paid from this plan in 2006 for 2005 performance. Based on the 2006 performance results, awards granted to the named executive officers for 2006 performance averaged 19% of base salary, less than half of their average original target award percentage for the year. The awards approved by the Compensation Committee and the Board reflect our consideration of performance against goals, unforeseeable adverse marketplace changes and positive performance trends exhibited in the second half of the year.

2001 Executive Long-Term Incentive Plan

The 2001 Executive Long-Term Incentive Plan (“ELTIP”) is a one-time long-term incentive plan approved by the Compensation Committee and Board in 2001. The purpose of the plan is both long term performance incentive and retention. Messrs. Regan, Keleher, Covel, and O’Brien are participants in the plan. The plan awards include both restricted share awards and incentive stock options. Performance goals were established over the term of the plan. The plan provides for 100% vesting after seven years with the opportunity for acceleration of vesting if performance targets are achieved prior to the end of the term.

Long-Term Incentive Plan (2007 and Future Periods)

Long-term incentive cash awards are being offered for the first time beginning in April 2007. A peer group competitive sizing was completed and will be done annually to determine competitive total long-term incentive opportunity. The companies used in this year’s peer group comparison were: CACI International, Inc., ManTech International Corp., Maximus, Inc., MTC Technologies, Inc., NCI, Inc., SI International, Inc., SRA International, Inc., TechTeam Global, Inc. and Tyler Technologies, Inc. Restricted stock awards are used to fill a portion of that competitive sizing, as mentioned above, to address retention as well as incentive performance objectives. The remaining portions (currently estimated to be approximately 75% of the total award opportunity) will be provided through long-term cash incentives. This opportunity will generally have a three-year vesting restriction and performance will be based on achievement of specified corporate performance goals over the three-year period. For the 2007 grant, for one time only, the grant will vest 50% after the first two years and 50% at the end of the third year. This adjustment is being done to assure a smooth transition from the previous one-time long-term incentive plan scheduled to vest in 2008.

Performance goals will be reviewed annually and reset annually. For the 2007 grant, organic revenue growth and return on invested capital were selected as the measures of performance. Recommendations for future awards will be submitted annually by the Chairman and CEO for consideration for approval by the Compensation Committee and the Board. When the performance period is completed, the Compensation Committee and the Board will certify the level of performance against the goals and will approve appropriate payments to executives. The Compensation Committee and the Board will also have approval responsibilities of any plan changes due to administrative or non-recurring business transactions that may change performance goals based on recommendations by the Chairman and CEO.

Restricted Stock Awards (2000 Incentive Plan)

This program is designed to reward long-term performance at all levels and to provide retention value to the executive. Each year grants are made to executives to fill a portion of the competitive target for total long-term incentive compensation as determined in a peer competitive analysis.

In 2005, Stock Ownership Guidelines were approved by the Board for the senior executive group. As a result, Mr. Regan is required to maintain a level of equity ownership with us equal to at least three times the midpoint of his base salary range. Mr. Keleher is required to maintain a level of equity ownership with us equal to at least one and one-half times the midpoint of his base salary range. The other named executive officers have an additional one-year holding restriction after vesting prior to being able to exercise vested shares. These awards generally vest ratably over three years. Recommendations for these grants are proposed by the Chairman and CEO to the Compensation Committee for review and consideration for approval. The grants are then presented to the Board for consideration for approval. The remaining portion of long-term incentives is provided in a long-term cash incentive opportunity as described below.

Defined Benefit Pension Plan

We currently maintain a defined benefit pension plan that has undergone significant changes in recent years. In February 2002, the Board approved specific retirement program changes that limited future increases in benefits and froze the plan to new participants. These changes became effective July 1, 2002. Then in October 2006, the Board approved a total freeze in benefits effective as of January 1, 2007. Currently Messrs. Regan, Keleher, O’Brien and Covel are participants in this plan.

Senior Management Deferred Compensation Plan

This is a voluntary, deferred compensation plan in which executives may elect to defer a portion of their base salary and all or a portion of their annual cash bonus until a specified event or date. We do not make contributions to this plan. Therefore all gains are purely a function of funds that have been deferred and the investment performance on these funds. Election periods are established according to statutory deadlines governing these plans.

Employment Contracts and Change of Control Agreements

We have an employment agreement with Mr. Regan providing for his full-time employment as president, CEO and a director. Mr. Regan is eligible for an annual incentive award of up to 75% of his base salary. The agreement precludes Mr. Regan from competing with us for one year after the cessation of his employment. The agreement may be terminated by either party on six month’s notice. If Mr. Regan’s employment is terminated by us other than for cause or by Mr. Regan with good reason (unless he is covered by the change of control agreement described below), we will continue to pay Mr. Regan’s base salary and to provide his health and life insurance for twelve months. Mr. Regan would be entitled to receive the portion of his earned prorated annual incentive award and all of his unvested stock grants and options would vest and remain exercisable for one year.

Our change of control agreement with Mr. Regan provides him with benefits if his employment with us is terminated, other than for cause or his disability or death, or if he resigns for good reason within two years of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Regan an amount equal to two times his annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus his target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; (ii) any unvested restricted stock grants, stock options or other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and (iii) we will continue to insure Mr. Regan and his dependents in our life and medical insurance plans for up to two years after termination or the date Mr. Regan is eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. If any payment or benefit we provide under the agreement is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), we will provide Mr. Regan with a payment to cover such tax.

Pursuant to the Company’s Special Severance Plan, Messrs. Keleher, Wentzell and Covel would each be provided with benefits if their employment with us is terminated, other than for cause or their disability or death, or if they resign for good reason within 24 months of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Keleher eighteen months, and Messrs. Wentzell and Covel twelve months of their current annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus their target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; and (ii) we will continue to provide our life and medical insurance plans or similar coverage for the same term as their severance pay term after termination or until the date they become eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. The Special Severance Plan agreements terminate on January 1, 2009 or on the second anniversary of a change of control.

Perquisites and Other Benefits

In addition to the compensation and benefits programs described above, named executive officers receive certain limited perquisites and other benefits. These include Company paid benefits for an executive medical and dental insurance plans, a supplemental executive medical insurance plan, and 401(k) contributions and, only in the case of Mr. Regan, use of a company vehicle, club membership dues and executive life insurance plan premiums. These perquisites and other benefits are provided to assure competitiveness and provide additional retention incentive for these named executives. The costs associated with providing these additional benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Tax Deductibility of Executive Compensation

Section 162(m) of Code imposes limitations on the federal income tax deductibility of compensation paid to our CEO and to each of our other four most highly compensated executive officers. Under these limitations, we may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by our shareholders). Based on our current compensation plans and policies and proposed regulations interpreting the Code, we and the Compensation Committee believe that, for the near future, there is not a significant risk that we will lose any significant tax deduction for executive compensation. Our compensation plans and policies will be modified to ensure full deductibility of executive compensation if we and the Compensation Committee determine that such an action is in our best interest.

Summary

In summary, we believe this mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in the Company motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of the Company in operating our business and appropriate employee rewards based on shareholder value creation.

Report of Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in our Form 10-K for 2006 and our 2007 proxy statement. This report is provided by the following independent directors, who comprise the committee:

The Compensation Committee of the Board of Directors

Francis J. Aguilar, Chairman
George T. Babbitt
Nickolas Stavropoulos

Summary of Cash and Certain Other Compensation and Other Payments

The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2006 to the named executive officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the named executive officers for the year ended December 31, 2006. The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control;

•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option; and

•	the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a numbers of factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis, above.

Summary Compensation Table

The following provides information concerning the compensation of the named executive officers for our most recently completed fiscal year for the table illustrated on the following page.

In the column “Salary”, we disclose the amount of base salary earned by the named executive officer during the fiscal year.

In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the award of stock or options measured in dollars and calculated in accordance with SFAS 123(R). For restricted stock, the SFAS 123(R) fair value per share is equal to the closing price of our stock on the date of grant. For stock options, the SFAS 123(R) fair value per share is based on certain assumptions which we explain in footnote 11 to our financial statements which are included in our Form 10-K. We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). The amounts shown in the 2006 Summary Compensation Table also include a ratable portion of each grant we made in prior years to the extent the vesting period fell in 2006. Please also refer to the second table in this Proxy Statement, “Grants of Plan-Based Awards.”

The “Stock Awards” column includes expense attributable to restricted stock awards granted in 2006 and in prior years. Restricted stock awards generally vest ratably over three years, with the exception of awards granted under the ELTIP which cliff-vest at seven years. Awards are conditioned on the participant’s continued employment with the Company.

We made no grants of stock option awards to the named executive officers in 2006. Therefore, the “Option Award” column discloses only a portion of the expense attributable to stock options granted in prior years. Stock option awards generally vest ratably over three years, with the exception of awards granted under the ELTIP which cliff-vest at seven years. Awards are conditioned on the participant’s continued employment with the Company.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the fiscal year pursuant to awards under our Executive Incentive Plan.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our defined benefit pension plan in 2006. There were no above-market or preferential earnings, as defined by the SEC, on nonqualified deferred compensation otherwise this amount would be included in this column.

In the column “All other compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property;

•	any life or medical insurance premiums we paid during the year for the benefit of a named executive officer; and

•	our contributions to the defined contribution plan.

2006 Summary Compensation Table

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total

James P. Regan	2006	$441,667	$187,320	$223,704	$113,650	$2,926	$37,825	$1,007,092
President, Chairman and
Chief Executive Officer
David Keleher	2006	$261,408	$88,416	$59,655	$43,000	$4,898	$26,203	$483,580
Senior Vice President and
Chief Financial Officer
Lawrence H. O’Brien	2006	$192,934	$32,387	$44,741	$40,000	$32,351	$23,334	$365,747
Senior Vice President and
General Manager,
Business Solutions and
Business Development
Steven P. Wentzell	2006	$193,125	$33,150	$87,645	$37,000	$—	$21,155	$372,075
Senior Vice President and
General Manager,
Human Resources
Richard A. Covel	2006	$206,366	$34,188	$49,712	$27,000	$3,316	$21,360	$341,942
Vice President, General
Counsel and Secretary

(1)	For Messrs. Regan, Keleher, O’Brien and Covel, includes amounts for grants made in 2001 as part of the ELTIP that continued to vest during 2006, as well as other grants made in 2003 through 2006 that vested or continued to vest during 2006. For Mr. Wentzell, includes amounts for grants made in 2004 through 2006 that continued to vest during 2006.

(2)	For Messrs. Regan, Keleher, O’Brien and Covel, this is for a grant made in 2001 as part of the ELTIP that continued to vest during 2006. For Mr. Wentzell, this is for a grant made in 2004 that continued to vest during 2006.

(3)	Represents Executive Incentive Plan payouts for the performance period ending in 2006 that were paid in the first quarter of 2007.

(4)	Amounts reflect the actuarial increase in the present value under our qualified pension plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, with retirement age assumed to be normal retirement age as defined in the applicable plan. There were no above-market or preferential earnings on nonqualified deferred compensation during 2006.

(5)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

					Executive
			Executive		Medical and	Total
	Company	Club	Life	401 (k)	Dental	All Other
Name of Executive	Vehicle	Membership	Insurance	Contributions	Insurance	Compensation

James P. Regan	$7,492	$4,920	$3,002	$9,801	$12,610	$37,825
David Keleher	$—	$—	$—	$9,900	$16,303	$26,203
Lawrence H. O’Brien	$—	$—	$—	$7,031	$16,303	$23,334
Steven P. Wentzell	$—	$—	$—	$8,545	$12,610	$21,155
Richard A. Covel	$—	$—	$—	$8,750	$12,610	$21,360

Grants of Plan-Based Awards

In this table, we provide information concerning each grant of an award made to a named executive officer in the most recently completed fiscal year. This includes non-equity incentive plan awards granted under the Executive Incentive Plan and restricted stock awards made under the 2000 Incentive Plan. The threshold, target and maximum columns reflect the range of estimated payouts under the Executive Incentive Plan. Restricted stock awards granted to the named executive officer in 2006 were fixed, so the number of awards granted is disclosed in the “target” column under the equity incentive plan awards section. During 2006, we did not issue any stock option awards and therefore any related columns related to stock option information have been eliminated.

2006 Grants of Plan-Based Awards

									Grant
									Date Fair
			Estimated Future Payouts Under						Value of
			Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock and
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Option
Name of Executive	Type	Date	($)	($)	($)	(#)	(#)	(#)	Awards

James P. Regan	EIP (1)		$100,125	$333,750	$667,500
	RSA(2)	3/2/2006				—	9,000	—	$13.78
David Keleher	EIP (1)		$31,547	$105,156	$210,312
	RSA(2)	3/2/2006				—	3,000	—	$13.78
Lawrence H. O’Brien	EIP (1)		$17,492	$58,307	$116,614
	RSA(2)	3/2/2006				—	1,500	—	$13.78
Steven P. Wentzell	EIP (1)		$20,441	$68,135	$136,270
	RSA(2)	3/2/2006				—	2,500	—	$13.78
Richard A. Covel	EIP (1)		$15,589	$51,964	$103,928
	RSA(2)	4/20/2006				—	1,500	—	$14.80

(1)	EIP information relates to Executive Incentive Plan awards that could have been earned in 2006, which were paid during the first quarter of 2007 as described and quantified in the “Summary Compensation Table.”

(2)	RSA information relates to the restricted stock awards made in 2006 under the 2000 Incentive Plan. These awards were fixed and therefore do not provide for a threshold or maximum amount.

Option Exercises and Stock Vested

The following table provides information, for the named executives, on the number of shares acquired upon the vesting of restricted stock awards and the value realized before payment of any applicable withholding tax and broker commissions. During 2006, none of the named executives exercised vested stock options and therefore columns related to stock option information have been eliminated.

2006 Option Exercises and Stock Vested

	Stock Awards
	Number of	Value Realized
	Shares Acquired	Upon Vesting
Name of Executive	on Vesting (#)	($)(1)

James P. Regan	7,000	$96,040
David Keleher	3,333	$45,729
Lawrence H. O’Brien	1,000	$13,720
Steven P. Wentzell	1,500	$14,985
Richard A. Covel	933	$12,801

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

Outstanding Equity Awards at Fiscal Year-End 2006

						Stock Awards
								Equity
								Incentive
							Equity	Plan
	Option Awards						Incentive	Awards:
			Equity				Plan	Market or
			Incentive				Awards:	Payout
			Plan				Number of	Value of
			Awards:				Unearned	Unearned
		Number of	Number of				Shares,	Shares,
		Securities	Securities				Units or	Units or
		Underlying	Underlying				Other	Other
		Unexercised	Unexercised			Stock	Rights	Rights
		Options	Unearned	Option	Option	Award	That Have	That Have
	Option	(#)	Options	Exercise	Expiration	Grant	Not Vested	Not Vested
Name of Executive	Grant Date	Exercisable	(#)(1)	Price ($)	Date	Date	(#)(2)	($)(3)

James P. Regan	11/1/1999	250,000		$4.44	11/1/2009
	10/31/2000	5,350		$8.38	10/31/2010
	5/31/2001		225,000	$8.94	5/31/2011
						5/31/2001	25,000	$243,750
						3/1/2004	4,000	$39,000
						3/1/2005	6,000	$58,500
						3/2/2006	9,000	$87,750
David Keleher	3/9/2000	30,000		$7.50	3/9/2010
	5/31/2001		60,000	$8.94	5/31/2011
						5/31/2001	15,000	$146,250
						3/1/2004	2,000	$19,500
						3/1/2005	2,667	$26,003
						3/2/2006	3,000	$29,250
Lawrence H. O’Brien	12/12/2000	10,000		$8.25	12/12/2010
	5/31/2001		45,000	$8.94	5/31/2011
						5/31/2001	7,000	$68,250
						3/1/2004	800	$7,800
						3/1/2005	400	$3,900
						3/2/2006	1,500	$14,625
Steven P. Wentzell	10/12/2004	16,666	8,334	$15.73	10/12/2014
						10/12/2004	1,500	$14,625
						3/2/2006	2,500	$24,375
Richard A. Covel	12/12/2000	20,000		$8.25	12/12/2010
	5/31/2001		50,000	$8.94	5/31/2011
						5/31/2001	10,000	$97,500
						3/1/2004	600	$5,850
						3/1/2005	667	$6,503
						4/20/2006	1,500	$14,625

(1)	Vesting dates of unvested option awards are as follows:

on 10/12/2007 — Mr. Wentzell, 8,334 options; and

each on 5/31/2008 — Messrs. Regan, 225,000 options; Keleher, 60,000 options; O’Brien, 45,000 options; and Covel, 50,000 options.

(2)	Vesting dates of unvested restricted stock awards are as follows:

each on 3/1/2007 — Messrs. Regan, 7,000 shares; Keleher, 3,333 shares; O’Brien, 1,000 shares; and Covel, 933 shares;

each on 3/2/2007 — Messrs. Regan, 3,000 shares; Keleher, 1,000 shares; O’Brien, 500 shares; and Wentzell, 833 shares;

on 4/20/2007 — Mr. Covel, 500 shares;

on 10/12/2007 — Mr. Wentzell, 1,500 shares;

each on 3/1/2008 — Messrs. Regan, 3,000 shares; Keleher, 1,334 shares; O’Brien, 200 shares; and Covel, 334 shares;

each on 3/2/2008 — Messrs. Regan, 3,000 shares; Keleher, 1,000 shares; O’Brien, 500 shares; and Wentzell, 833 shares;

on 4/20/2008 — Mr. Covel, 500 shares;

each on 5/31/2008 — Messrs. Regan, 25,000 shares; Keleher, 15,000 shares; O’Brien, 7,000 shares; and Covel, 10,000 shares;

each on 3/2/2009 — Messrs. Regan, 3,000 shares; Keleher, 1,000 shares; O’Brien, 500 shares; and Wentzell, 834 shares; and

on 4/20/2009 — Mr. Covel, 500 shares.

(3)	Based on the closing market price of our stock on the Nasdaq Global Market as of December 29, 2006 of $9.75 per share.

Pension Benefits

Our Defined Benefit Pension Plan (“Pension Plan”) is tax-qualified and non-contributory, covering substantially all employees, including the named executives, who completed one year of service prior to July 1, 2002. On October 25, 2006, our Board approved amendments to the Pension Plan which removed the 3% annual benefit inflator for active participants in the Pension Plan and froze each participant’s calculated pension benefit as of December 31, 2006.

Effective July 1, 2002, the Board approved specific retirement program changes that limit future increases in benefits and froze membership in the Pension Plan. On July 1, 2002, we calculated the accrued pension benefit for all eligible participants. This benefit was calculated using an employee’s final average pay and years of service. The amount of annual retirement benefit as of June 30, 2002, was determined by a formula which multiplied years of service by the product of 0.683% of the average of the participant’s five highest consecutive years of compensation in the last ten years worked (or actual number of years, if less than 5 years) plus 0.65% of such average annual earnings which exceed Social Security covered compensation, but not less than (a) $60 multiplied by his or her years of service or (b) the benefit which had accrued as of December 31, 1987 under our prior retirement program. This accrued benefit increased by 3% each year through December 31, 2006, while the participant was employed with us. Terminated vested employees who worked at least 1,000 hours in the year of termination were eligible for the 3% increase. The 3% increase was applied on the last business day of each year beginning in 2003 and ending on

December 31, 2006. A participant who has 10 or more years of service may elect early retirement at any time between age 55 and normal retirement age of 65, subject to reduction of the retirement benefit to reflect the early commencement of the benefit. The only executive that qualifies for early retirement is Mr. O’Brien.

The following table provides information with respect to the Pension Plan for payments or other benefits at, following, or in connection with retirement. This does not include defined contribution plans (whether tax qualified or not). Values reflect the actuarial present value of each named executive officer’s accumulated benefit under the plan, computed as of December 31, 2006. In making such calculation, we assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

2006 Pension Benefits

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name of Executive	Plan Name	(#)	($)(2)	($)

James P. Regan	Defined Benefit Pension Plan	7.2	$71,618	$—
David Keleher	Defined Benefit Pension Plan	6.9	$41,487	$—
Lawrence H. O’Brien	Defined Benefit Pension Plan	28.4	$274,000	$—
Steven P. Wentzell	N/A	N/A	N/A	N/A
Richard A. Covel	Defined Benefit Pension Plan	6.1	$28,087	$—

(1)	Present values are based on the same assumptions as used in the 2006 year-end financial statement except that no pre-retirement mortality is assumed. Please refer to footnote 8 to our financial statements for a discussion of the assumptions related to this benefit.

Nonqualified Deferred Compensation

Our Senior Management Deferred Compensation Plan allows certain employees the ability to annually elect to defer up to 100% of any cash incentive payments and any salary in excess of the FICA earnings ceiling. Employee contributions are invested in selected mutual funds held within a Rabbi Trust. A hypothetical account is established for each participant who elects to defer and the participant selects investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. We do not contribute to this plan.

The following table provides information with respect to the nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on such amounts.

2006 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name of Executive	in Last FY	in Last FY	Last FY(1)	Distributions	Last FYE

James P. Regan	$—	$—	$114,390	$—	$1,011,883
David Keleher	$—	$—	$—	$—	$—
Lawrence H. O’Brien	$—	$—	$5,551	$—	$53,206
Steven P. Wentzell	$—	$—	$—	$—	$—
Richard A. Covel	$—	$—	$—	$—	$—

(1)	Amounts represent interest earned at market rates during 2006.

Potential Payments Upon Termination or Change In Control

The following table summarizes the estimated payments to be made under each contract, plan or agreement (collectively referred to as “contracts”) which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement or a constructive termination of a named executive officer, or a change of control. No contracts provide for any additional compensation or benefits for the named executive officers in the event of termination by disability or death. In the event Mr. Regan becomes disabled during employment, the Company would continue to pay his base salary, less the amount of any benefits provided through a Company-provided disability plan, and would continue to provide health and life insurance benefits for up to six months of disability. If Mr. Regan is unable to return to work after six months of disability, the Company may terminate his employment. The following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable would be enhanced by the termination event. For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year.

		Involuntary or
	Involuntary Not	Good Reason
	for Cause	Termination
Name of Executive	Termination	(Change of Control)

James P. Regan(1)
Severance(2)	$558,650	$1,557,500
Accelerated vesting of equity incentive awards(3)	611,250	611,250
Other benefits(4)	15,612	337,284

Total	$1,185,512	$2,506,034

David Keleher
Severance(5)	$—	$499,491
Other benefits(6)	—	24,455

Total	$—	$523,946

Lawrence H. O’Brien
Severance	$—	$—
Other benefits	—	—

Total	$—	$—

Steven P. Wentzell
Severance(7)	$—	$262,805
Other benefits(8)	—	12,610

Total	$—	$275,415

Richard A. Covel
Severance(7)	$—	$259,821
Other benefits(8)	—	12,610

Total	$—	$272,431

(1)	For Mr. Regan, in a voluntary or involuntary for cause termination the Company would only be liable for the amount Mr. Regan earned under the Executive Incentive Plan award which was paid in the first quarter of 2007, as described and quantified in the “2006 Summary Compensation Table”.

(2)	For Mr. Regan, severance for an involuntary not for cause termination would be equal to the sum of (i) the base salary as determined in 2006 and (ii) the Executive Incentive Plan award earned for 2006 as mentioned in (1) above. Payments made for an involuntary not for cause termination would be paid based on their typical pay cycle over one year. Severance for an involuntary or good reason termination under a change of control for Mr. Regan would be equal to the sum of (i) two times the base salary as determined in 2006 and (ii) two times the 2006 target Executive Incentive Plan award, as described and quantified in the “2006 Grants of Plan-Based Awards” table. Payments made under a change of control agreement would be paid as a lump sum within five business days after such termination.

(3)	For Mr. Regan, accelerated vesting of equity incentive awards as of December 31, 2006 would include the accelerated vesting of 225,000 stock options and an aggregate of 44,000 restricted stock awards. This realized gain is based on the Company’s year end closing stock price of $9.75.

(4)	For Mr. Regan, other benefits for an involuntary not for cause termination would include health and life insurance premiums for twelve months. Other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for two years plus certain tax gross-up payments. Other benefit payments would be made under the Company’s typical pay cycle over the respective term.

(5)	For Mr. Keleher, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) eighteen months of the base salary as determined in 2006 and (ii) the 2006 target Executive Incentive Plan award, as described and quantified in the “2006 Grants of Plan-Based Awards” table. Severance payments would be paid as a lump sum within seven business days after such termination.

(6)	For Mr. Keleher, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for eighteen months. Other benefit payments would be made under the Company’s typical pay cycle over the eighteen month period.

(7)	For Messrs. Wentzell and Covel, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) twelve months of the base salary as determined in 2006 and (ii) the 2006 target Executive Incentive Plan award, as described and quantified in the “2006 Grants of Plan-Based Awards” table. Severance payments would be paid as a lump sum within seven business days after such termination.

(8)	For Messrs. Wentzell and Covel, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for twelve months. Other benefit payments would be made under the Company’s typical pay cycle over the twelve month period.

INDEPENDENT PUBLIC ACCOUNTANTS

On May 23, 2006 the Audit Committee voted to engage Grant Thornton as the Company’s independent registered public accounting firm. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Grant Thornton for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by Grant Thornton during those periods. The Audit Committee approved 100% of the 2006 and 2005 audit and non-audit fees.

Type of Fees	2006	2005

Audit Fees	$611,047	$566,117
Tax Fees	—	9,450

Total Fees Charged	$611,047	$575,567

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees the Company paid to Grant Thornton for the audit of the Company’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Tax fees” are fees for tax compliance, tax advice and tax planning.

Audit Committee Policy for Pre-approval of Independent Accountant Services

The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent accountants in order to assure that the provision of such services does not impair the accountant’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent accountants, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

REPORT OF AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects and engages the Company’s independent auditors. In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews the audited financial statements to be included in the Form 10-K for filing with the Securities and Exchange Commission (“SEC”); meets independently with the Company’s director of internal audit, independent auditors and senior management; and reviews the general scope of the Company’s accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, and auditor independence issues. The Audit Committee of the Board of Directors is composed of three directors, each of them qualifying as independent under the current listing standards of the Nasdaq Global Market and applicable SEC rules and regulations. The Audit Committee operates under a written charter adopted and amended by the Board of Directors. A copy of the Audit Committee Charter is publicly available on the Company’s website at www.drc.com.

Prior to commencing the 2006 integrated audit of financial statements and internal controls, the Committee discussed with the Company’s independent accountants Grant Thornton LLP (“Grant Thornton”) the overall scope and plans for their audit. Upon completion of the audit, the Committee met with Grant Thornton, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee reviewed with management and with Grant Thornton the audited financial statements for the year ended December 31, 2006, including footnotes as well as management’s discussion and analysis of results of operations included in the Form 10-K. The Committee also discussed with Grant Thornton matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Committee has received the written disclosures and the letter from Grant Thornton as to that firm’s independence from management and the Company, as required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, as adopted by the PCAOB in Rule 3600T, and has discussed with Grant Thornton their independence.

Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Kenneth F. Kames, Chairman
Charles P. McCausland
Nickolas Stavropoulos

STOCK OWNERSHIP OF CERTAIN PERSONS

Stock Ownership of Directors and Management

The following table sets forth the number and the percentage of shares of the Company’s common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group as of March 30, 2007. There were no shares of the Company’s preferred stock that was issued and outstanding as of March 30, 2007. Except as otherwise indicated, each director or executive officer listed below possessed sole voting and investment power with respect to their shares.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)

Francis J. Aguilar	77,075	(3)	*
John S. Anderegg, Jr.	767,728	(4)	7.9%
General George T. Babbitt Jr.	8,133		*
Kenneth F. Kames	33,400		*
Lieutenant General Charles P. McCausland	11,500		*
Nickolas Stavropoulos	4,800		*
James P. Regan	319,316	(5)	3.3%
David Keleher	64,914		*
Lawrence H. O’Brien	21,130		*
Steven P. Wentzell	24,395		*
Richard A. Covel	37,724		*
All Directors and Executive Officers as a Group (11 persons)	1,370,115		14.0%

*	Less than 1% of the outstanding shares of the Company common stock.

(1)	Includes options to acquire shares which are currently exercisable or exercisable within 60 days of March 30, 2007: Dr. Aguilar, 16,414 shares; Mr. Anderegg, 0 shares; General Babbitt, 3,333 shares; Mr. Kames, 24,200 shares; Lt. General McCausland, 5,000 shares; Mr. Stavropoulos, 0 shares; Mr. Regan, 255,350 shares; Mr. Keleher, 30,000 shares; Mr. O’Brien, 10,000 shares; Mr. Wentzell, 16,666 shares; Mr. Covel, 20,000 shares; for a total of 380,963 shares.

(2)	Outstanding shares represent the 9,380,687 shares of the Company common stock outstanding on March 30, 2007, plus an aggregate of 380,963 shares, as noted above, that are the subject of stock options exercisable within 60 days following such date, pursuant to SEC Rule 13d-3, for a total of 9,761,650 shares outstanding.

(3)	Includes 11,655 shares held in a pension plan over which Dr. Aguilar has sole voting and investment power.

(4)	Includes 58,300 shares held by Mr. Anderegg as custodian for his children, 84,902 shares held in the estate of his deceased spouse, of which Mr. Anderegg is executor, 8,400 shares held by his current spouse, and 32,000 shares held in a Children’s Gift Trust, as to all of which he disclaims beneficial ownership.

(5)	Includes 2,000 shares held by his spouse, as to which he disclaims beneficial ownership.

Stock Ownership of Principal Shareholders

The following sets forth certain information concerning the principal shareholders known to us who may be considered beneficial owners of more than 5% of the outstanding shares of the Company common stock as of December 31, 2006.

	Amount and Nature of	Percent of
Name of Address of Principal Shareholders	Beneficial Ownership	Class(1)

Heartland Advisors, Inc.	1,330,142(2)	14.3%
789 North Water Street
Milwaukee, WI 53202
Kennedy Capital Management, Inc.	577,176(3)	6.2%
10829 Olive Boulavard
St. Louis, MO 63141

(1)	Outstanding shares represent the 9,314,962 shares of the Company common stock outstanding on December 31, 2006.

(2)	According to a Schedule SC 13G/A Heartland Advisors, Inc. (“Heartland”) filed with the SEC on February 12, 2007, Heartland beneficially owns 1,330,142 shares of the Company’s common stock and reported shared dispositive power of such shares with William J. Nasgovitz. Heartland reported shared voting power of 1,248,048 shares of the Company’s common stock with Mr. Nasgovitz in such filing.

(3)	According to a Schedule SC 13G/A Kennedy Capital Management, Inc. (“Kennedy”) filed with the SEC on February 13, 2007, Kennedy beneficially owns 577,176 shares of the Company’s common stock and reported sole dispositive power of such shares. Kennedy reported sole voting power of 558,279 shares of the Company’s common stock in such filing.

Equity Compensation Plans

The Company has four shareholder approved equity incentive plans, which are administered by the Compensation Committee of the Board. These plans, which include the 1993 Equity Incentive Plan, the 1995 Stock Option Plan for Non-Employee Directors, the 2000 Incentive Plan and the 2003 Incentive Plan, are more fully described in footnote 11 to our financial statements which are included in our Form 10-K.

The Company also maintains a shareholder approved 2000 Employee Stock Purchase Plan (the “ESPP”) which is designed to give eligible employees an opportunity to purchase common stock of the Company through accumulated payroll deductions. All employees of the Company or designated subsidiaries who customarily work at least 20 hours per week and do not own five percent or more of the Company’s common stock are eligible to participate in the ESPP. On October 25, 2006, the Company’s Board of Directors approved an amendment to eliminate the “look-back” option and to reduce the stock purchase discount from 15% to 5% under the ESPP effective November 1, 2006. Under SFAS 123(R), this amendment results in the Company accounting for shares purchased in connection with the ESPP as non-compensatory as of the effective date. Please refer to footnote 11 to our financial statements for additional information regarding the ESPP.

The following table summarizes, as of December 31, 2006, the number of shares of the Company’s common stock to be issued upon exercise of options issued under our equity compensation plans and the number of shares of common stock remaining available for future issuance under these plans.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
1993 Equity Incentive Plan	83,180	$10.00	—
1995 Stock Option Plan for Non-Employee Directors	20,614	$11.47	—
2000 Incentive Plan	786,885	$9.37	123,826
2003 Incentive Plan	—	$—	400,000

Total equity compensation plans approved by security holders	890,679	$9.48	523,826
Equity compensation plans not approved by security holders(1)	250,000	$4.44	—

Total equity compensation plans	1,140,679	$8.37	523,826

(1)	In 1999, we granted Mr. Regan a non-qualified stock option to purchase 250,000 shares of our common stock. The option price was the fair market value of the common stock at the date of grant. Twenty percent of the options vested immediately and an additional 20% vested in each successive year from the date of grant. The options expire ten years from the date of grant.

Performance Graph

The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 29, 2001 in each of (i) the Company’s common stock, (ii) the NASDAQ Stock Market — Composite U.S. Index and (iii) a peer group of companies as listed below:

Comparison of Five — Year Cumulative Total Returns
Performance Graph for
Dynamics Research Corporation

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Transactions with Related Persons

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, all related party transactions are reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter. During 2006, there were no related party transactions that were reviewed by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filing requirements under Section 16(a) were complied with during 2006, except for one Form 4 filed late by an executive officer, Mr. Wentzell. The report of Mr. Wentzell was filed on December 12, 2006 to report a single disposal of 477 shares that was transacted on October 12, 2006 and was filed late due to an administrative oversight on the part of the Company.

ADDITIONAL INFORMATION

Shareholder Proposals for 2008 Annual Meeting of Shareholders

Proposals of shareholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2008 Annual Meeting of Shareholders must be received by the Company no later than November 28, 2007 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

For proposals that shareholders intend to present at the 2008 Annual Meeting of Shareholders that will not be included in the Company’s proxy materials, if the shareholder fails to notify the Company of such intent on or before February 13, 2008, then the proxies that management solicits for the 2008 Annual Meeting will include discretionary authority to vote on the shareholder’s proposal, if it is properly presented at the meeting.

Delivery of Documents to Shareholders Sharing an Address

For shareholders that are beneficial owners, but not record holders, of the Company’s common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2006 Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2006 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Treasurer’s Office, Dynamics Research Corporation, 60 Frontage Road, Andover, MA 01810-5498, or calling (800) 522-4321. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Other Matters

The Board does not know of any business that will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.

■
PROXY
DYNAMICS RESEARCH CORPORATION
Annual Meeting of Stockholders - May 24, 2007
      The undersigned hereby appoints Katherine Bettencourt and Richard A. Covel and each of them as proxies, with full power of substitution and re-substitution to each and hereby authorizes them to represent and to vote as designated on the reverse side, at the Annual Meeting of Stockholders of Dynamics Research Corporation (the “Company”) on May 24, 2007 at 2:00 P.M., Boston time, and at any adjournments thereof, all of the shares of the Company held of record by the undersigned on March 30, 2007 which the undersigned would be entitled to vote if personally present.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
DYNAMICS RESEARCH CORPORATION
May 24, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided.¯

■	20300000000000000000 5	052407

The Board of Directors recommends a vote FOR the following proposal:	☒
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	Election of the Class II Directors as listed below:

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, PROXIES WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Nickolas Stavropoulos Francis Aguilar
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	John Anderegg
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by authorized person.